Exhibit 99.1


                                 CERTIFICATION

I, Craig Overlander, certify that:

      1. 1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Trust Certificates (TRUCs), Series 2001-3 Trust;

      2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

      3. Based on my knowledge, the distribution or servicing information required to be provided to the depositor by the trustee under the pooling and servicing, or similar, agreement for inclusion in these reports is included in these reports; and

      4. I am responsible for reviewing the activities performed by the depositor and the trustee under the trust agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the depositor and the trustee have each fulfilled its obligations under that agreement.


In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: U.S. Bank Trust National Association, as trustee, and its officers and agents.

                                    By: /s/ Craig M. Overlander
                                    ------------------------------------------
                                    Name: Craig M. Overlander
                                    Title: Chief Executive Officer/President,
                                    Bear  Stearns Depositor Inc.
                                    Date: March 30, 2006